EXHIBIT 21.2


                   SUBSIDIARIES OF MIDAMERICAN ENERGY COMPANY
                             AS OF DECEMBER 31, 1996

                                                          Jurisdiction
Subsidiary                                              of Incorporation
----------                                              ----------------

CBEC Railway Inc.                                              Iowa

MidAmerican Energy Financing I                                 Delaware


As of the end of the year covered by this report, MidAmerican Energy Company's remaining subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.